EXHIBIT 10.1

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “First Amendment”) is entered into as of the date signed below and effective November 1, 2026 (the “Effective Date”) by and between Live Nation Entertainment, Inc., a Delaware corporation (together with its subsidiary and other affiliated entities, “Live Nation”), and Michael G. Rowles (the “Employee”).

WHEREAS, the parties entered into an Employment Agreement effective January 1, 2023 (the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.    The first sentence of Section 1 (“TERM OF EMPLOYMENT”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee’s term of employment starts on the Effective Date and ends on the close of business on December 31, 2029 (the “Term”), unless terminated earlier pursuant to the terms set forth in Section 5 below.”

2.    Section 2 (a) (“Title and Duties”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee’s current title is Executive Vice President, General Counsel and Secretary with duties consistent with such title. Effective November 1, 2026, the Employee will report to a to be named General Counsel (“Reporting Officer”) and have modified responsibilities to be defined by the Reporting Officer during the period from November 1, 2026, through December 31, 2027. Effective January 1, 2028, and through the end of the Term, the Employee’s title will be Senior Legal Advisor and provide senior legal advisory duties to Live Nation and the Reporting Officer as those duties shall be reasonably defined by the Reporting Officer during the Term. The Employee agrees to abide by Live Nation’s rules, regulations and practices as adopted or modified from time to time by Live Nation, including, without limitation, those set forth in Live Nation’s Employee Handbook and its Code of Business Conduct and Ethics.”

3.    Effective January 1, 2028, Section 2(b) (“Exclusive Services”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Exclusive Services; Liquidated Damages. The Employee will devote the Employee’s full working time and efforts to the business and affairs of Live Nation. During employment with Live Nation, the Employee shall not without the prior written consent of Live Nation’s Chief Executive Officer (i) accept any other employment or consultancy or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place the Employee in a competing position to, that of Live Nation, or involve the use, disclosure, or threatened use of Live Nation’s Confidential Information or trade secrets. Notwithstanding the foregoing, the Employee may serve on the board of directors (or equivalent governing body) of another entity (for compensation or otherwise), provided such entity is not a competitor of Live Nation (i.e., in the live music/event booking, production, touring, festival, venue development, artist management or ticketing industry).

If a final, non-appealable determination is made that the Employee knowingly and materially violated this Section while actively employed by Live Nation, the Employee shall pay Live Nation liquidated damages equal to the aggregate 2027 Vesting Value. “2027 Vesting Value” means, for each share of Live Nation Entertainment, Inc. restricted stock that vested in the Employee during calendar year 2027, the closing price on the applicable vesting date, multiplied by the number of shares that vested on that date. If a vesting date is not a trading day, the closing price shall be the closing price on the immediately preceding trading day. The parties acknowledge that a knowing and material breach of this Section during the Employee’s continued employment may cause harm that is extremely difficult to determine at the time of contracting, including harm resulting from divided loyalty, diverted business opportunities, and misuse of Live Nation resources, and that the 2027 Vesting Value is intended as a reasonable pre-estimate of the damages anticipated from such breach and not as a penalty.

Live Nation may assert a claim under this Section after the Employee’s employment ends, but only with respect to activity that occurred while the Employee was actively employed by Live Nation. Nothing in this Section restricts the Employee’s right, after the Employee’s employment ends, to engage in any lawful profession, trade, or business.”

4.    The last sentence of Section 3(a) (“Base Salary”) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Effective January 1, 2028, and continuing for the remainder of the Term, Live Nation will pay the Employee a Base Salary of $500,000, less appropriate payroll deductions and all required withholdings.”

5.    Effective January 1, 2028, the Bonus referenced in Section 3(b) of the Original Agreement is hereby deleted in its entirety.

6.    Section 5(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Termination Without Cause or for Good Reason. Live Nation may terminate the Employee’s employment without Cause (as defined below) or the Employee may terminate the Employee’s employment for Good Reason (as defined below) at any time during the Term. If the Employee experiences a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) due to the termination of the Employee’s employment by Live Nation without Cause or the Employee’s termination of the Employee’s employment for Good Reason, Live Nation shall promptly or, in the case of obligations described in clause (iv) below, as such obligations become due, pay or provide to the Employee, (i) the Employee’s earned but unpaid Base Salary accrued through the date of such Separation from Service (the “Termination Date”), (ii) accrued but unpaid vacation time through the Termination Date, if any, (iii) reimbursement of any business expenses incurred by the Employee prior to the Termination Date that are reimbursable under Section 3(e) above, (iv) any vested benefits and other amounts due to the Employee under any plan, program or policy of Live Nation, (v) subject to Section 5(e) below, a pro-rated Bonus for the calendar year in which the Termination Date occurs and (vi) any Bonus required to be paid to the Employee pursuant to this Agreement for any calendar year of Live Nation ending prior to the Termination Date, to the extent payable, but not previously paid (together, the “Accrued Obligations”). In addition, subject to Sections 5(e) and 7(b) below and the Employee’s execution and non-revocation of a binding release in accordance with Section 5(f) below, in the event of the Employee’s Separation from Service with Live Nation by reason of a termination by Live Nation without Cause or a termination by the Employee for Good Reason: (i) if the Employee’s Termination Date occurs on or before December 31, 2027, Live Nation shall (A) pay to the Employee, within 60 days of the Employee’s Termination Date (with the exact payment date to be determined by Live Nation in its sole discretion), except as set forth in the proviso to this clause, a lump-sum cash payment (less appropriate payroll deductions) equal to the Employee’s then-current Base Salary times two (the “Cash Severance”); and (B) accelerate the vesting and lapsing of restrictions on all unvested or restricted equity awards awarded to the Employee prior to the Employee’s Termination Date (including, without limitation, the Signing Performance Shares, which shall vest based upon the Target Stock Price attained through the Termination Date, and any restricted shares of Live Nation common stock issued in respect of Earned Performance Shares), and, to the extent applicable, all such awards shall remain exercisable until the earlier to occur of the third anniversary of the Termination Date or the stated expiration of such award; provided that no such accelerated awards shall be exercisable prior to the date on which the Employee’s executed release becomes irrevocable; or (ii) if the Employee’s Termination Date occurs after December 31, 2027 and before the expiration of the Term, Live Nation shall pay to the Employee, within 60 days of the Employee’s Termination Date (with the exact payment date to be determined by Live Nation in its sole discretion), except as set forth in the proviso to this clause, a lump-sum cash payment (less appropriate payroll deductions) equal to the salary payable to the Employee for remainder of the Term at the Employee’s then-current Base Salary (the “Cash Severance”).

The Cash Severance and, solely with respect to a Termination Date occurring on or before December 31, 2027, the accelerated vesting and lapsing of restrictions described in clause (i)(B), are collectively referred to as the “Severance.” Each payment under this Section 5(a) shall be treated as a separate payment for purposes of Code Section 409A (together with the regulations and other official guidance promulgated thereunder, “Section 409A”). Notwithstanding the foregoing, if the 60-day period during which the Cash Severance may be paid spans two calendar years, such payment shall be made in the later such calendar year.”

7.    The parties agree that the Employee has relocated his primary residence to the state of South Carolina and Section 9 of the Original Agreement shall be amended to replace all references to (1) State of California with State of South Carolina; and (2) Los Angeles, California with the city of the Employee’s primary residence in South Carolina.

8.    The Original Agreement is and shall continue to be in full force and effect, except as amended by this First Amendment, and except that all references in the Original Agreement to the “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this First Amendment. If there is conflict between this First Amendment and the Original Agreement, the terms of this First Amendment will prevail.

9.    Any and all defined terms which are not explicitly defined herein shall have the meaning ascribed to them in the Original Agreement.

10.    This First Amendment may be executed in any number of counterparts and such counterparts may be obtained by PDF email, DocuSign or other form electronic signature (which the parties hereby agree that any such electronic signature has the same effect as handwritten signatures for the purposes of validity and enforceability), or facsimile transmission, each of which taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this First Amendment effective as of the date first written above.

LIVE NATION ENTERTAINMENT, INC.

Date:	September 25, 2026	By:	/s/ Joe Berchtold
		Name:	Joe Berchtold
		Title:	President and Chief Financial Officer

Date:	September 25, 2026	/s/ Michael G. Rowles
Michael G. Rowles

[Signature Page to First Amendment]